FOR IMMEDIATE RELEASE

For more information please contact:

WRP Corporation
Alan E. Zeffer, Chief Financial Officer
Ph:   630.285.9191
Fax:  630.285.9469

Gavin Anderson & Company
Mayura James-Hooper, Associate Director
Ph:   212.515.1978
Fax:  212.515.1949

                  WRP CORPORATION ANNOUNCES REVERSE STOCK SPLIT
                               OF ITS COMMON STOCK

ITASCA, IL, January 21, 2004 - WRP Corporation (NASDAQ: WRPCC) announced today that the Company's shareholders approved a reverse split of its shares of Common Stock at a Special Meeting of stockholders. As set forth in the proxy statement for the special meeting, the reason for the reverse stock split was to enable the Company to return to compliance with rules relating to the minimum bid price requirement for the Company's Common Stock on the Nasdaq SmallCap Market.

On January 20, 2004, the Company's Board of Directors approved the reverse stock split on a 1-for-3 basis, or one new share for each three shares currently held by WRP Corporation shareholders. As a result of the reverse split, the Company has approximately 2 million shares of common stock outstanding.

Alan Zeffer, the Company's Chief Financial Officer stated, "We have determined that it is in the best interest of the Company and its shareholders to affect this reverse split, as the current per share price levels have reduced the effective marketability of the Common Stock. As shareholders have previously been apprised, in order to maintain our listing on the Nasdaq SmallCap Market, the Company's Common Stock is required to trade at a price of at least $1.00 per share. As a result of our deliberations with Nasdaq, the Board of Directors has determined that a reverse split is the only way in which the Company could achieve the minimum share trading price."

The Company advised that The Board of Directors selected the 1-for-3 reverse split ratio, in order that the initial trading price post-split will be well in excess of $1.00 per share. Based on the trading price of $.47 per share, the reverse split should result in an initial trading price at or approaching $1.41, bringing the stock in compliance with Nasdaq requirements. The Company is working to finalize all documentation necessary to affect the reverse split, with a view to having the first day of trading be January 26, 2004.

Information about obtaining a new stock certificate to replace the pre-split certificate will be mailed to all shareholders. Stockholders holding less than three shares will receive payment for their shares, based upon the closing price of WRP Corporation Common Stock on the day prior to the effective date of the reverse split.

At the January 20, 2004 special meeting of stockholders, WRP Corporation also received shareholder approval on four other matters pertaining to amendments of its Articles of Incorporation: a corporate name change to AHPC Holdings, Inc.; an amendment to our by-laws to change our name to AHPC Holdings, Inc.; creation of new preferred stock in the amount of 2,000,000 shares; and an increase in the number of authorized shares of Common Stock to 50 million shares.

Implementation of these four amendments can occur only after the Company closes the proposed Stock Redemption and Exchange transaction with WRP Asia Pacific Bhd. Sdn., our majority shareholder. As of the date of this press release, WRP Corporation has not closed this transaction. Closing is expected to occur in mid-February 2004. At such time as the closing occurs, the Company will make effective the other amendments to our Articles of Incorporation and will publicly announce the name change.

WRP Corporation, headquartered in Itasca, is a top marketer of disposable medical examination, foodservice and retail gloves. The Company's wholly-owned subsidiary, American Health Products Corporation, is a leading supplier of branded and private label disposable gloves to the healthcare, foodservice, retail and industrial markets nationwide. The Company is a majority-owned subsidiary of Malaysia-based WRP Asia Pacific, one of the world's leading integrated manufacturers of latex power-free disposable gloves.

This Press Release contains forward-looking statements, which involve numerous risks and uncertainties, including, but not limited to, the risk that the transaction contemplated in the Letter of Intent, the Company's ability to maintain current sales levels at current margins and ability to maintain in place the Company's current line of credit or replace it with an alternate substitute. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

###



                                       2